Exhibit 99.1

Press Release
July 31, 2023	7575 W. Jefferson Blvd.
Fort Wayne, IN 46804

Steel Dynamics Accelerates Progress Towards Decarbonization Goals with Renewable Energy

FORT WAYNE, INDIANA July 31, 2023 / PRNewswire / Steel Dynamics, Inc. (NASDAQ/GS: STLD) today announced that it has signed a Renewable Product Purchase Agreement (RPPA) with a subsidiary of NextEra Energy Resources, LLC for 308 megawatts of energy to be produced by a new wind farm project in Scurry County, Texas. The RPPA is the largest of its kind for the steel industry in North America. This project marks significant progress toward the company’s decarbonization goals.

Once operational, this wind farm project is expected to produce approximately 1.1 million MWh of electricity annually, equivalent to 16% of the company’s steel mills’ electricity usage in 2022, surpassing the company’s 2025 goal of 10% renewable electricity and moving toward its 2030 goal of 30%. Additionally, this is expected to meaningfully contribute to the company’s long-term reduction of Scope 2 greenhouse gas emissions intensity.

“As one of North America’s largest steel producers and its largest metals recycler, we are excited to be collaborating with NextEra Energy Resources, the world’s largest generator of renewable energy from the wind and sun, to place new renewable energy onto the ERCOT power grid,” stated Mark D. Millett, Chairman and Chief Executive Officer of Steel Dynamics.

“With our electric arc furnace steelmaking, North American recycling business, and circular manufacturing model, Steel Dynamics is already a leader in the production of lower-carbon steel products,” continued Millett. “Our steel mills’ greenhouse gas emissions are among the lowest in the industry globally. This investment represents a significant step forward on our path to carbon neutrality. The steel industry is vital to a healthy manufacturing base and sustainable infrastructure, and we produce the steel required for a sustainable future,” concluded Millett.

The new wind energy center will be developed, owned, and operated by a subsidiary of NextEra Energy Resources and is expected to be operational by the end of 2024, with an estimated annual output equivalent to the electricity consumed by over 100,000 average U.S. homes. In addition to bringing clean energy to the grid, the project will create jobs and provide long lasting economic benefits to the community. Steel Dynamics was advised on the agreement by Schneider Electric Energy and Sustainability Services, who assisted the company in its project selection and negotiations.

“Large energy consumers, such as Steel Dynamics, are well suited to benefit from the development of large renewable energy projects,” stated Rebecca Kujawa, President and Chief Executive Officer of NextEra Energy Resources. “We are committed to leading the decarbonization of the U.S. economy, and meaningful collaborations like this will be key to meeting corporate, industry, and national carbon emissions reduction goals.”

About Steel Dynamics, Inc.

Steel Dynamics is one of the largest domestic steel producers and metals recyclers in North America, based on estimated annual steelmaking and metals recycling capability, with facilities located throughout the United States, and in Mexico. Steel Dynamics produces steel products, including hot roll, cold roll, and coated sheet steel, structural steel beams and shapes, rail, engineered special-bar-quality steel, cold finished steel, merchant bar products, specialty steel sections, and steel joists and deck. In addition, the company produces liquid pig iron and processes and sells ferrous and nonferrous scrap.

Forward-Looking Statements

This press release contains some predictive statements about future events, including statements related to conditions in domestic or global economies, conditions in steel, aluminum, and recycled metals market places, Steel Dynamics' revenues, costs of purchased materials, future profitability and earnings, and the operation of new, existing or planned facilities. These statements, which we generally precede or accompany by such typical conditional words as "anticipate", "intend", "believe", "estimate", "plan", "seek", "project", or "expect", or by the words "may", "will", or "should", are intended to be made as "forward-looking", subject to many risks and uncertainties, within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. These statements speak only as of this date and are based upon information and assumptions, which we consider reasonable as of this date, concerning our businesses and the environments in which they operate. Such predictive statements are not guarantees of future performance, and we undertake no duty to update or revise any such statements. Some factors that could cause such forward-looking statements to turn out differently than anticipated include: (1) domestic and global economic factors; (2) global steelmaking overcapacity and imports of steel, together with increased scrap prices; (3) pandemics, epidemics, widespread illness or other health issues, such as COVID-19 or its variants; (4) the cyclical nature of the steel industry and the industries we serve; (5) volatility and major fluctuations in prices and availability of scrap metal, scrap substitutes and supplies, and our potential inability to pass higher costs on to our customers; (6) cost and availability of electricity, natural gas, oil, or other energy resources are subject to volatile market conditions; (7) increased environmental, greenhouse gas emissions and sustainability considerations or regulations; (8) compliance with and changes in environmental and remediation requirements; (9) significant price and other forms of competition from other steel and aluminum producers, scrap processors and alternative materials; (10) availability of an adequate source of supply of scrap for our metals recycling operations; (11) cybersecurity threats and risks to the security of our sensitive data and information technology; (12) the implementation of our growth strategy; (13) litigation and legal compliance; (14) unexpected equipment downtime or shutdowns; (15) governmental agencies may refuse to grant or renew some of our licenses and permits; (16) our senior unsecured credit facility contains, and any future financing agreements may contain, restrictive covenants that may limit our flexibility; and (17) the impacts of impairment charges.

More specifically, we refer you to our more detailed explanation of these and other factors and risks that may cause such predictive statements to turn out differently, as set forth in our most recent Annual Report on Form 10-K under the headings Special Note Regarding Forward-Looking Statements and Risk Factors, in our Quarterly Reports on Form 10-Q, or in other reports which we file with the Securities and Exchange Commission. These reports are available publicly on the Securities and Exchange Commission website, www.sec.gov, and on our website, www.steeldynamics.com under “Investors – SEC Filings.”

Contact: Investor Relations — +1.260.969.3500